     As filed with the Securities and Exchange Commission on April 6, 1998
                                                          Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                           GOLDEN STATE BANCORP INC.


            (Exact name of registrant as specified in its charter)

            Delaware                                95-4642135
     (State of incorporation)          (I.R.S. Employer Identification Number)

                           414 North Central Avenue
                          Glendale, California 91203
                                (818) 500-2000
              (Address, including zip code, and telephone number,
             including area code, of principal executive offices)
                                John E. Haynes
                           Golden State Bancorp Inc.
                           414 North Central Avenue
                          Glendale, California 91203
                                 (818)500-2175
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                       --------------------------------
                                  Copies to:
                               Robert E. Curley
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                           Chicago, Illinois  60603

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]_______________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]______________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO       OFFERING PRICE         AGGREGATE        REGISTRATION
 REGISTERED                                  BE REGISTERED      PER SHARE/(1)/    OFFERING PRICE/(1)/      FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value                   250,000            $39.125            $9,781,250          $2,886
====================================================================================================================

/(1)/ Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales prices on the New York Stock Exchange Composite Tape on April 2, 1998.



          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
================================================================================

                  SUBJECT TO COMPLETION, DATED APRIL 6, 1998
PROSPECTUS
                                250,000 SHARES


                           Golden State Bancorp Inc.


                                 Common Stock
                          (par value $1.00 per share)
                            ______________________



     The 250,000 shares (the "Shares") of Common Stock, par value $1.00 (the "Common Stock"), of Golden State Bancorp Inc. (the "Company") offered hereby may be purchased pursuant to the exercise of transferable options issued by the Company to participants in the Golden State Bancorp Inc. Amended and Restated Stock Option and Long-Term Performance Incentive Plan (the "Plan") and transferred by those participants to immediate family members for no consideration. See "Plan of Distribution."

     On April 2, 1998 the last reported sale price of the Common Stock on the New York Stock Exchange ("NYSE") was $39.125 per share.



                               _________________



        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
            SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.



 THE SHARES OF COMPANY COMMON STOCK REFERRED TO HEREIN ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.

                            ______________________


               The date of this Prospectus is [          ], 1998

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                  PAGE                                    PAGE
                                  ----                                    -----
Available Information..........    2        Plan of Distribution.......     5
Incorporation by Reference.....    3        Description of Securities..     8
The Company....................    3        Experts....................    10
Use of Proceeds................    5        Validity of the Shares.....    10


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site accessible to the public by computer on the World Wide Web, at http//www.sec.gov, which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company.

     The Company's common stock trades on the NYSE and the Pacific Exchange ("PE"). Reports and other information concerning the Company may also be inspected at the NYSE located at 11 Wall Street, New York, New York 10006 and at the PE located at 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at prescribed rates at the above-described offices of the SEC, by mail as described above or through the SEC Web site described above. In addition, the Company will promptly provide copies of these documents without charge upon receipt of a written or oral request made to the Company at 700 North Brand Boulevard, Glendale, California 91203, Attention: Corporate Relations, by telephone at
(818) 500-2723 or by facsimile at (818) 409-3296.

                          INCORPORATION BY REFERENCE

     The Company hereby incorporates by reference the following documents pursuant to the Exchange Act (each of which is filed as an exhibit to the Registration Statement):

          (a) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 and December 31, 1997;

          (b) Current Reports on Form 8-K dated July 24, 1997, August 26, 1997, September 26, 1997, October 28, 1997 (as amended February 3,
               1998), November 30, 1997, and February 4, 1998 (as amended March 5, 1998);

          (c) Description of the Litigation Tracking Warrants(TM) contained in the Form S-3 Registration Statement of the Registrant, File No. 333-47309, filed with the SEC on March 4, 1998, and any amendment or report filed for the purpose of updating such description; and

          (d) Unaudited Pro Forma Condensed Combined Financial Statements contained in the Form S-4 Registration Statement of the Registrant, File No. 333-47607, filed with the SEC on March 9, 1998, and any amendment or report filed for the purpose of updating such description.

The Company did not file an Annual Report on Form 10-K for the year ended June 30, 1997 because it did not become the parent holding company of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal") until July 24, 1997, after the end of Glendale Federal's 1997 fiscal year. The Company filed its Form 8-K, dated September 26, 1997, with the Commission, containing the June 30, 1997 Annual Report on Form 10-K of its subsidiary, Glendale Federal.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the effectiveness of the Registration Statement, shall be deemed to be incorporated herein by this reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other such subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered therewith. These documents are available upon request made to the Company at 700 North Brand Boulevard, Glendale, California 91203,
Attention: Corporate Relations, by telephone at (818) 500-2723 or by facsimile at (818) 409-3296. The documents incorporated herein by reference that are filed by the Company may be inspected and copied or obtained by mail from the public reference facilities and the World Wide Web site maintained by the SEC referred to under "Available Information" above.

                                  THE COMPANY

     Golden State Bancorp Inc. was incorporated under Delaware law on May 30, 1997 by Glendale Federal for the purpose of becoming the holding company for Glendale Federal pursuant to the reorganization described herein. On July 24, 1997, upon completion of the holding company formation transaction, Glendale Federal became a wholly owned savings bank subsidiary of the Company ("Reorganization"). The Company conducted no business prior to the completion of the Reorganization. At December 31, 1997, the Company had total consolidated assets of $16.0 billion, deposits of $9.5 billion, and stockholders' equity of $1.1 billion.

      Glendale Federal is a federally chartered savings bank and is one of the largest savings institutions in the United States. Glendale Federal's business consists primarily of attracting deposits from the general public and using such deposits, together with the proceeds of borrowings and its stockholder's equity, to originate and purchase loans, including residential real estate loans as well as business and consumer banking loans and other products. Glendale Federal is headquartered in Glendale, California and, as of December 31, 1997, operated 181 banking offices and 26 loan offices located throughout the State of California.

     On August 18, 1997, the Company entered into an agreement to acquire CENFED Financial Corporation ("CENFED") and its federal savings bank subsidiary, CenFed Bank, which operates 18 branches in Pasadena and other locations in Los Angeles, Orange, Riverside and San Bernardino Counties in southern California. The terms of the transaction provide for a tax-free exchange of 1.2 shares of the Company's Common Stock for each outstanding share of CENFED's common stock. The agreement is subject to regulatory and other approvals, including approval by CENFED shareholders, and is expected to close in the second calendar quarter of 1998. CENFED will be merged with and into a wholly-owned subsidiary of the Company and CenFed Bank will be merged with and into Glendale Federal. At December 31,

1997, CENFED had total assets of $2.2 billion, deposits of $1.6 billion, and stockholders' equity of $136 million.

     On December 1, 1997, the Company announced that it had entered into a definitive agreement with RedFed Bancorp Inc. ("RedFed"), parent company of Redlands Federal Bank, in a tax-free stock for stock merger. The Company's Common Stock will be issued to the stockholders of RedFed in the exchange for their shares of RedFed common stock at an exchange ratio to be derived by dividing $20.75 by the average daily closing price of the Company's Common Stock, as reported on the NYSE Composite Tape, for the ten trading days on which the Company's Common Stock is traded immediately preceding the date that is two business days prior to the effective date of the RedFed merger. Cash will be paid in lieu of the issuance of fractional shares. The agreement is subject to regulatory and RedFed stockholder approvals. The transaction is expected to close in the second calendar quarter of 1998, at which time RedFed will be merged with and into a wholly-owned subsidiary of the Company and Redlands Federal Bank will be merged with and into Glendale Federal. Redlands Federal Bank has 14 banking offices in Southern California's Riverside and San Bernardino counties. At December 31, 1997, RedFed had total assets of $1.0 billion, deposits of $845 million and stockholders' equity of $84 million.

     On February 5, 1998, the Company announced that it had agreed to merge with First Nationwide Holdings Inc. ("First Nationwide"), parent of California Federal Bank FSB ("Cal Fed") in a tax-free exchange of shares. Under terms of the merger, affiliates of MacAndrews and Forbes Holdings Inc. and Gerald J. Ford, chairman and chief executive officer of Cal Fed, will own in the aggregate between 42% and 45% of the common stock of the combined company on a fully diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants(TM) that are expected to be distributed to the Company's shareholders prior to the merger) before giving effect to the contingent issuance of additional shares of Common Stock under the merger agreement that could substantially increase their percentage ownership. Two-thirds of the merged company's Board of Directors will be named by Cal Fed and one-third by the Company, with Gerald J. Ford becoming chairman and chief executive officer, and Carl Webb, currently Cal Fed's president and chief operating officer, becoming president and chief operating officer. The agreement is subject to regulatory and shareholder approval, among other conditions, and is expected to close in the third quarter of 1998. Cal Fed currently operates 225 branches, 194 of which serve customers in California, 24 in Florida, and seven in Nevada. On March 30, 1998, CalFed announced that it had signed a definitive agreement to sell its Florida bank franchise, having approximately $1.5 billion in deposits, to Union Planters Bank of Florida, a wholly owned subsidiary of Union Planters Corp. Cal Fed also services a $61 billion mortgage portfolio through a subsidiary, First Nationwide Mortgage Corp., which originates loans in 44 states. At December 31, 1997, First Nationwide had total assets of $31.4 billion and deposits of $16.2 billion.

     The address of the principal executive offices of the Company is 414 North Central Avenue, Glendale, California 91203, and the telephone number of the Company is (818) 500-2000.

MARKET FOR COMPANY COMMON STOCK

     Glendale Federal Common Stock was listed on the NYSE and the PE prior to the Reorganization. The Company Common Stock issued pursuant to the Reorganization is now listed on the NYSE and the PE under the trading symbol of "GSB".

                                USE OF PROCEEDS

     The amount of the proceeds to be received upon exercise of the transferable options to which this Prospectus relates will depend upon the exercise prices of the options and the extent to which they are exercised. Expenses of the offering will be minimal. The proceeds from the sale of the Common Stock will be used for general corporate purposes.

                             PLAN OF DISTRIBUTION

     The shares of Common Stock of the Company covered by this Prospectus are being offered by the Company to transferees of transferable options granted to the directors, officers and certain other key employees of the Company pursuant to the Plan, which is described below.

INTRODUCTION

     The Plan is maintained by the Company to promote the long-term financial interest of the Company, its wholly-owned subsidiary, Glendale Federal, and, in turn its subsidiaries, by providing incentives for key executives, other selected employees and eligible directors of the Company, including Glendale Federal and its subsidiaries. The Plan provides a means whereby such individuals may acquire shares of Common Stock of the Company, $1.00 par value, or share in the appreciation of such stock, through the grant of stock options, stock appreciation rights, stock awards and other equity-based awards.

     The Plan was established by Glendale Federal in 1993 and was formerly known as the Glendale Federal Bank 1993 Stock Option and Long-Term Performance Incentive Plan. Pursuant to the Reorganization, the Company assumed the Plan, outstanding options granted by Glendale Federal under the Plan became options to purchase stock of the Company, and the name of the Plan was changed as indicated above.

     The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Company has the right to deduct or otherwise affect a withholding of any amount required by federal or state tax laws to be withheld with respect to the grant, exercise or surrender of an Award, or the sale of Common Stock acquired upon the exercise of an Incentive Stock Option, including any withholding required in order for the Company to obtain a tax deduction otherwise available as a consequence of such grant, exercise, surrender or sale. Such amounts may be deducted or withheld, at the Company's discretion, from Award payments or from any other payments, including regular compensation, to be made by the Company to the Participant.

If Common Stock is used to satisfy tax withholding, such Common Stock shall be valued based on the fair market value on the date it is withheld.

SHARES SUBJECT TO THE PLAN

     The number of shares of Common Stock subject to awards under the Plan may not exceed 7,200,000. The number of shares of Common Stock underlying awards made to any individual in any calendar year may not exceed 1,000,000 shares. The Common Stock issued under the Plan may be authorized and previously issued shares that have been repurchased by the Company or authorized but previously unissued shares.

     The number of shares subject to the Plan and the terms of any outstanding award may be adjusted as described in the Plan to reflect certain changes in the capitalization of the Company or dividends or other distributions with respect to its stock.

ADMINISTRATION OF PLAN

     The authority to manage and control the operation and administration of the Plan is currently vested in a committee (the "Committee") of the Board of Directors of the Company (the "Board") which is comprised of directors who are not employees of the Company. The Committee has the authority and discretion to determine the type or types of awards to be made to each participant. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. The Committee may delegate its duties under the Plan to the Chief Executive Officer and other senior officers of the Company, provided that such individual also serves as a member of the Board, and provided further that only the Committee may grant and administer awards to individuals who, at the time the authority is exercised, are subject to reporting under Section 16(a) of the Exchange Act. Subject to the terms and conditions of the Plan, the Committee determines and designates the key employees to whom awards are granted and who thereby becomes a participant in the Plan.

OPTION AWARDS

     Discretionary Option Awards

     Subject to the terms and conditions of the Plan, a participant to whom an option is granted will have the right to purchase the number of shares of Common Stock covered by the option at a fixed price. The options may be either "incentive stock options" which are intended to satisfy the requirements of section 422 of the Code, or "nonqualified stock options" which are not intended to satisfy such requirements. Generally, the option price of an option may not be less than the fair market value of a share of Common Stock on the date the option is awarded. The option will expire on the date determined by the Committee, but in no event later than 10 years after the grant date.

     Automatic Option Awards to Eligible Directors

     The Plan provides that as of the first business day after each annual meeting of the Company's stockholders, each member of the Board who is not an employee of the Company or its subsidiaries is to be awarded a nonqualified option to purchase 5,000 shares of Common Stock. Such options are subject to the following terms and conditions:

(a) The option price that must be paid for the shares is equal to the fair market value of the Common Stock on the date the option is granted.

(b) The option becomes fully exercisable on the date of the first annual meeting of stockholders that occurs after the date the option is granted, provided that the director must continue to serve as a member of the Board until that date. The option will also become fully exercisable if the director ceases to serve as member of the Board by reason of death.

(c) The option expires, and is no longer exercisable, on the earliest of (i) the ten-year anniversary of the grant date; (ii) if the director ceases to serve on the Board by reason of retirement (defined in the Plan to require at least five years of service on the Board), the thirty-six-month anniversary of such cessation; (iii) if the director ceases to serve on the Board by reason of death, the twelve-month anniversary of such cessation, and (iv) if the director ceases to serve on the Board for any reason other than retirement or death, the three-month anniversary of such cessation.

     Exercise and Payment for Shares

     A participant may exercise an option by giving written notice to the Secretary of the Company. To the extent provided by the Committee, a participant may elect to pay the purchase price upon the exercise of an option through a cashless exercise arrangement. The full purchase price of each share of Common Stock purchased upon the exercise of an option, and applicable withholding taxes, is required to be paid at the time of such exercise except that, in the case of a cashless exercise arrangement approved by the Committee, payment may be made as soon as practicable after such exercise. Payment may be made in cash or shares of Common Stock (valued at its fair market value as of the day of exercise) or in any combination thereof, as determined by the Committee. No option may be exercised after its expiration date. The exercise of an option will result in the surrender of any corresponding rights under a tandem stock appreciation right.

OTHER PLAN INFORMATION

     Awards under the Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution; provided, that the Committee may permit awards to be transferred by a participant for no consideration to or for the benefit of the participant's immediate family (including, without limitation, to a trust, partnership or a limited liability corporation for the benefit of one or more members of the participant's immediate family), subject to such limitations as the Committee may establish.

     Upon a change in control of the Company (as defined in the Plan), all options and stock appreciation rights will become immediately exercisable and all restrictions on awards of restricted stock will lapse. In addition, in the case of restricted stock or other Stock Awards (which term does not include stock options or stock appreciation rights) the participant will have the right to receive cash equal to the fair market value of any Common Stock otherwise distributable in connection with any then outstanding Stock Awards under the Plan. The Plan further provides that in the event of a reorganization, merger or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or of the transfer of substantially all of its assets to another corporation (each of which transactions is referred to in the Plan as a "Terminating Event"), the Plan and any Award granted under the Plan will terminate unless provision is made for continuation thereof. In the event of any such termination, each Participant to whom an Award has been granted under the Plan will be entitled to receive payment, as applicable, or to exercise such Participant's rights under any Award so granted without regard to any restrictions on exercise that would otherwise apply.

     Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue as an employee or director of the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time. No Award shall create any rights in a Participant as a stockholder of the Company until shares of Common Stock are registered in the name of the Participant.

     In the event that a Participant ceases to be an employee of the Company for any reason, including death, any Awards then outstanding may be exercised or shall expire in accordance with the terms of the applicable Award agreement.

     The Board may amend or terminate the Plan at any time subject to the applicable requirements of the NYSE. The Committee may at any time amend the terms of any outstanding award agreement, provided that no such amendment may adversely affect a participant's rights under agreement without the participant's written consent.

     This document summarizes and explains the Plan, but does not contain the text of the Plan. In the event of any conflict between this or any other summary of the Plan, the text of the Plan will control. A full copy of the Plan and additional information about the Plan and its administration may be requested from the Company, 401 North Brand Boulevard, M-7, Glendale, California 91203, Attention: Corporate Secretary (818) 500-2000. Additional information with respect to the Plan and the shares of Common Stock covered hereby may be provided from time to time to participants and their transferees by means of appendices to this Prospectus or by an amended Prospectus.

FEDERAL INCOME TAX CONSIDERATIONS

     A participant who is granted a stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Neither the participant nor the transferee will realize taxable income at the time of a non-arm's length transfer of a non-qualified stock option. Upon the subsequent exercise of the option by the transferee, the participant will realize ordinary income in an amount measured by the difference between the fair market value of the shares on the date of exercise and the option price, and the Company will generally be entitled to a corresponding deduction. The participant must satisfy these tax obligations by cash payment to the Company. The Company will generally be able to claim a federal income tax deduction at the same time, and in the same amount, as the participant recognizes as income. If a transferee exercises an option after the death of the participant, ordinary income will be recognized by the participant's estate. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.

     If a participant makes a gift of an option, the gift should be complete for Federal tax gift purposes at the time of transfer and should be valued at that time. For estate tax purposes, the gift of an option would generally cause the option (and the stock acquired by exercise) to be excluded from the participant's estate. Special rules apply if the participant makes a gift of an award to a charity or to a "living trust" under which the participant retained the right to revoke the trust or substantially alter its terms.

     Upon exercise of an incentive stock option, no taxable income will be recognized by the participant and the Company will not be entitled to a tax deduction by reason of such exercise. However, the excess of the fair market value on the date of exercise over the exercise price is an adjustment which increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. If Common Stock purchased pursuant to the exercise of an incentive stock option is sold within two years from the date of grant or within one year after the transfer of such Common Stock to the participant, then the difference, with certain adjustments, between the fair market value of the Common Stock at the date of exercise and the option price will be considered ordinary income.

     Generally, the Company is entitled to an income tax deduction for any compensation income recognized by the participant. The Company is required to withhold amounts from participants to satisfy withholding tax requirements.

     The preceding discussion is based on the federal tax laws and regulations that are presently in effect, which regulations are subject to change. The discussion does not purport to be a complete description of all of the federal income tax aspects of the Plan. Participants may also be subject to state and local taxes in connection with awards under the Plan. Participants should consult with their individual tax advisors to determine the applicability of the federal and state tax aspects of awards to their personal circumstances.

                           DESCRIPTION OF SECURITIES

     Each share of Company Common Stock has the same relative rights as, and is identical in all respects with, each other share of Company Common Stock. Each share of Company Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote, except that stockholders of the Company are entitled, upon compliance with applicable requirements, to cumulate their votes in the election of directors. Subject to all of the rights of the Company Preferred Stock, the holders of Company Common Stock are entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor.

     Holders of shares of Company Common Stock are not entitled to preemptive rights with respect to any shares which may be issued. The Company Common Stock is not subject to call or redemption and, upon receipt by the Company of the full purchase price therefor, each share of Company Common Stock issued pursuant to the Plan will be fully paid and non-assessable.

     In the event of any liquidation or dissolution of the Company, the holders of Company Common Stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution, in cash or in kind. The holders of Company Preferred Stock may have a priority over the holders of Company Common Stock in the event of liquidation or dissolution.

LITIGATION TRACKING WARRANTS

     Subject to action by the Company's Board of Directors and shareholder approval of certain corporate changes, the Company plans to distribute Litigation Tracking Warrants(TM) ("LTWs"/1/ to its security holders representing the right to receive, upon exercise of the LTWs, the

------------
/1/ "Litigation Tracking Warrants(TM)" and "LTWs" are trademarks of Credit Suisse First Boston Corporation in connection with its investment banking service.

Company's common stock equal in value to 85 percent of the net after-tax proceeds, if any, from Glendale Federal's pending goodwill lawsuit against the United States Government. Subject to procedures established by the Company, LTW holders will be entitled to exercise their LTWs only upon the occurrence of the "Triggering Event" which includes: (a) receipt by Glendale Federal of the full cash payment; (b) calculation by Glendale Federal of the full amount of the Adjusted Litigation Recovery; and (c) receipt of all regulatory approvals necessary to issue the shares of common stock to be issued upon the exercise of the LTWs, including the effectiveness of the registration statement relating to the issuance of such common stock under the Securities Act. The Company has applied for listing of the LTWs on the Nasdaq National Market System, and it is anticipated that the LTWs would be freely tradable after the distribution. It is anticipated that the distribution of the LTWs would be declared and the record date set in the June 1998 quarter. Holders of the Company's common stock as of the record date would receive one LTW for each share of common stock they hold. In addition, a sufficient number of LTWs would be reserved for future distribution to allow each of the Company's outstanding convertible preferred, warrant and stock option holders to receive, upon conversion or exercise, one LTW for each common stock equivalent underlying their securities.

     Prior to the distribution of the LTW, the Company will take appropriate steps to provide that (i) upon exercise or conversion of the Company's Preferred Stock, Seven-Year Warrants, Five-Year Warrants and Stock Options (collectively, the "Convertible Securities") prior to the Triggering Event, the holders thereof would receive the shares of common stock underlying the Convertible Securities, plus a number of LTWs equal to the number of LTWs such holders would have received had such holders exercised or converted such Convertible Securities immediately prior to the record date of the distribution and (ii) upon the exercise of the Convertible Securities on or after the Triggering Event, the holders would receive the shares of common stock underlying the Convertible Securities, plus an additional number of shares of common stock equal to the number of shares of common stock such holders would have received had such holders (a) exercised or converted such Convertible Securities into LTWs immediately prior to the Triggering Event and (b) exercised such LTWs for shares of common stock immediately after the Triggering Event. In addition, on the Triggering Event, the conversion or exercise price of the Convertible Securities would increase by an amount equal to the exercise price of the number of LTWs underlying the Convertible Securities immediately prior to the Triggering Event.

     It is currently expected that approximately 86 million LTWs would be distributed, or reserved for distribution. The distribution of the LTWs would not affect the Company's fully diluted shares outstanding as the amount of the proceeds and the number of shares of common stock to be issued cannot be determined until such time as the LTWs become exercisable.

     The Company will be holding a special meeting of stockholders on April 8, 1998 to approve certain corporate changes necessary to issue the LTWs, including an increase in the number of shares of common stock that the Company is authorized to issue and amendments to certain terms of the Company's Noncumulative Convertible Preferred Stock, Series A. Distribution of the LTWs is also subject to a final determination by the Company's Board of Directors, which is expected to be made subsequent to the shareholders' meeting.

     Because it is anticipated that the LTWs will be distributed after the close of the Company's pending acquisition of CENFED, holders of shares of the Company's Common Stock issued in the CENFED transaction who retain the Company's shares would have the opportunity to participate in the distribution of LTWs along with the rest of the Company's security holders. RedFed stockholders, however, will not participate in the distribution of the LTWs because the closing of the RedFed merger is after the record date for the LTWs.


                                    EXPERTS

     The consolidated financial statements as of June 30, 1997 and 1996 of Glendale Federal (filed by the Company on Form 8-K, dated September 26, 1997) and for each of the years in the three-year period ended June 30, 1997 have been incorporated by reference herein in reliance on the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

                              VALIDITY OF SHARES

     The validity of the Common Stock offered hereby has been passed upon for the Company by James R. Eller, Jr., Corporate Counsel of Glendale Federal and Secretary of the Company. As of the date of this Prospectus, Mr. Eller held options to purchase 20,000 shares of Common Stock, 7,292 of which were then exercisable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee....................................        $ 2,886
Legal fees..............................................          6,000
Accounting fees and expenses............................          4,000
Miscellaneous...........................................          1,000
                                                                -------
     Total                                                      $13,886
                                                                =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article FOURTEENTH of the Company's Certificate of Incorporation and
Article XII of the Company's Bylaws provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See Index to Exhibits included herewith which is incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

     (1)  The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

               Provided, however, that paragraphs (a)(i) and (a)(ii) do not
               --------  -------
               apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, or claims to the extent covered by contracts of insurance) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale and State of California on the 3rd day of April, 1998.


                                       GOLDEN STATE BANCORP INC.


                                       By   /s/ Stephen J. Trafton
                                         ---------------------------------------
                                        Name:  Stephen J. Trafton
                                        Title: President and Chief Executive
                                               Officer



                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Stephen
J. Trafton, Richard A. Fink and John E. Haynes, or any of them, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and restitution, to sign any or all amendments (including post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on April 3, 1998.

           Signature                        Title

Principal Executive Officer:

     /s/ Stephen J. Trafton       President, Chief Executive Officer,
-------------------------------   Chairman of the Board
     Stephen J. Trafton


     /s/ John E. Haynes           Principal Financial and Accounting Officer,
-------------------------------   Chief Financial Officer
     John E. Haynes


     /s/ Diane C. Creel           Director
-------------------------------
     Diane C. Creel


     /s/ Brian F. Dempsey         Director
-------------------------------
     Brian F. Dempsey

     /s/ Richard A. Fink          Director
-------------------------------
     Richard A. Fink

     /s/ John F. King             Director
-------------------------------
     John F. King

     /s/ John F. Kooken           Director
-------------------------------
     John F. Kooken

                                  Director
--------------------------------
     Paul J. Orfalea


     /s/ Thomas S. Sayles         Director
-------------------------------
     Thomas S. Sayles


     /s/ Cora M. Tellez           Director
-------------------------------
     Cora M. Tellez


     /s/ Gilbert R. Vasquez       Director
-------------------------------
     Gilbert R. Vasquez

                                 EXHIBIT INDEX



Exhibit    Description of Document
-------    -----------------------
Number
------
  4 Golden State Bancorp Inc. Amended and Restated Stock Option and Long-Term Performance Incentive Plan.
  5.1      Opinion of James R. Eller, Jr.
 23.1      Consent of KPMG Peat Marwick LLP (Independent Auditors).
 23.2      Consent of James R. Eller, Jr. (included in its opinion filed as
           Exhibit 5.1 hereto).
 24 Power of Attorney (included with signature page to this registration statement).